UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM  8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  August 15, 2011

_______________________________________________________________________

LEE ENTERPRISES, INCORPORATED

 (Exact name of Registrant as specified in its charter)

_______________________________________________________________________

Commission File Number 1-6227

Delaware (State of Incorporation)	42-0823980 (I.R.S. Employer Identification No.)

201 N. Harrison Street, Davenport, Iowa  52801
(Address of Principal Executive Offices)

(563) 383-2100
Registrant’s telephone number, including area code

_____________________________________________________________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On August 15, 2011, Lee Enterprises, Incorporated (the “Company”) was notified by  NYSE Regulation, Inc. (“NYSE Regulation”) that the Company has fallen below the continued listing standards of the New York Stock Exchange, Inc. (the “NYSE”) regarding the minimum average market capitalization and stockholders’ equity under Section 802.01B of the NYSE’s Listed Company Manual.  Section 802.01B requires that the Company maintain average market capitalization of not less than $50 million over a 30 trading-day period and, at the same time, maintain stockholders’ equity of not less than $50 million.

The notification stated that as of August 9, 2011, the Company’s 30 trading-day average market capitalization was approximately $40.2 million and its last reported stockholders’ deficit as of June 26, 2011 was approximately $(76.1) million, and that the Company would have until February 15, 2013 to cure the deficiency relating to the average market capitalization and stockholders' equity.  As previously announced, on July 1, 2011, the Company's Common Stock traded at an average 30-day closing market price of less than $1 per share.  On July 8, 2011, NYSE Regulation notified the Company that it did not meet the continued listing standards due to its failure to maintain an adequate share price, and that the Company would have until January 8, 2012 to cure the deficiency relating to the minimum market price.

As required under NYSE’s rules, the Company issued a news release on August 19, 2011 announcing its receipt of NYSE Regulation’s notification.  A copy of this news release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

	99.1	News Release of Lee Enterprises, Incorporated dated August 19, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LEE ENTERPRISES, INCORPORATED

Date: August 19, 2011	By:
Carl G. Schmidt
Vice President, Chief Financial Officer,
and Treasurer

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	News Release of Lee Enterprises, Incorporated dated August 19, 2011

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